Exhibit 10.8
UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN

Restricted Shares Award Agreement
and Section 83(b) Election Form
Award No. ___

          You (the “Participant”) are hereby awarded Restricted Shares (the “Award”) subject to the terms and conditions set forth in this Restricted Shares Award Agreement (“the Award Agreement”) and in the UTi Worldwide Inc. Amended and Restated 2004 Non-Employee Directors Share Incentive Plan (the “Plan”). By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors of UTi Worldwide Inc. (the “Board”) or a committee thereof which is delegated by the Board the authority to administer the Plan, and shall be final, conclusive and binding on all parties, including you and your successors in interest. All terms herein that begin with initial capital letters and not herein defined have the same meaning defined in the Plan, unless the context clearly requires otherwise.
     1. Specific Terms. Certain terms of your Award are as follows:

Name of Participant
Number of Restricted Shares Subject to Award
Grant Date	_________ ___, 20___
     2. Vesting. Your Award shall vest and become non-forfeitable on the date immediately preceding the next Annual Meeting, provided that on such date you are then serving as an Eligible Director. Notwithstanding the foregoing, in the event the date of the next Annual Meeting is delayed by more than thirty (30) days from the first anniversary of the Grant Date stated above, then your Award shall become vested and non-forfeitable on such thirtieth day. Notwithstanding the preceding sentences, your Award shall become fully vested and non-forfeitable upon a Change in Control or upon termination of your membership on the Board due to death or upon such other circumstances that the Board may determine in its sole discretion. If your Award does not become vested and non-forfeitable pursuant to this paragraph 2, then the Award shall be forfeited.
     3. Cash Dividends. If cash dividends are declared and paid by UTi Worldwide Inc. (the “Company”) on outstanding Shares based on a record date on or after the Grant Date stated above and prior to such time as your Award becomes fully vested in accordance with paragraph 2 above, then you shall be entitled to receive an amount equal to the per share cash dividend

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Restricted Shares Award Agreement

otherwise paid by the Company on outstanding Shares times the number of Restricted Shares subject to this Award. Such amounts shall be paid to you on or about the same time that cash dividends are paid on outstanding Shares, and shall in no event be paid later than the end of the calendar year in which such cash dividends are declared and paid to by the Company, or, if later, the 15th day of the 3rd month following the date that the cash dividends are declared and paid by the Company.
     4. Issuance of Restricted Shares. The Company will issue stock certificates evidencing the Restricted Shares granted by this Award and such stock certificates will include a legend stating that they are subject to the applicable restrictions.
     5. Unvested Restricted Shares. The Company or a third party that the Company designates will hold all Restricted Shares in escrow until vesting occurs. You will be reflected as the owner of record in the Company’s Registry of Members of any Restricted Shares issued pursuant to this Award. At the request of the Company, you must deliver to the Company a stock power, endorsed in blank, with respect to any such Restricted Shares. If you forfeit any Restricted Shares, the stock power will be used to return the certificates for the forfeited Restricted Shares to the transfer agent for cancellation. As the owner of record of Restricted Shares, you will be entitled to vote the Restricted Shares.
     6. Issuance of Unrestricted Shares upon Vesting. As soon as practicable after your Award vests in accordance with paragraph 2 hereof, the Company shall release to you, free from vesting restrictions, the vested Restricted Shares granted pursuant to this Award.
     7. Section 83(b) Election Notice. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Shares (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit A contains a suggested form of Section 83(b) election.
     8. Severability. Every provision of this Award Agreement is intended to be severable, and if any provision of this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.
     9. Notices. Any notice or communication required or permitted to be given by any provision of this Award Agreement to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
     10. Binding Effect. Every provision of this Award Agreement shall be binding on and inure to the benefit the parties’ respective heirs, legatees, legal representatives, successors, transferees, and permitted assigns. Transferability and assignability of this Award are limited as provided for in Section 14 of the Plan.

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Restricted Shares Award Agreement

     11. Headings. Headings shall be ignored in interpreting this Award Agreement.
     12. Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.
     13. Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control. Nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation on the part of the Company to nominate you as a director or otherwise support your continued service as a director.
     14. Investment Purposes. By executing this Award Agreement, you acknowledge that you are receiving and will be holding your Restricted Shares for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.
     15. Taxes. By signing this Award Agreement, you recognize and agree that you are solely responsible for the satisfaction of any federal, state, province, or local taxes that may arise under this Award (including, if you are subject to taxation in the United States, any taxes arising under Sections 409A or 4999 of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent you from incurring them, or to mitigate or protect you from any such tax liabilities. Nevertheless, if your payments or benefits pursuant to Section 7(d) of the Plan as a result of your termination of membership on the Board constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until you incur a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (“Separation from Service”). If, at the time of your Separation from Service, you are a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to you on account of your Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after your Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Board during that period. Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.
[signature page follows]

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Restricted Shares Award Agreement

     BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

UTi WORLDWIDE INC.
By:
Name:
Title:

     The undersigned Participant hereby accepts the terms of this Award and the Plan.

By:

Name of Participant:

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN
Exhibit A
Section 83(b) Election Form
          Attached is an Internal Revenue Code Section 83(b) Election Form. If you wish to make a Section 83(b) election, you must do so within 30 days after the date the Restricted Shares covered by the election were transferred to you.
          In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

UTi WORLDWIDE INC.

Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)

     Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.
1.	My General Information:

Name:
Address:

S.S.N. or T.I.N.:
2.	Description of the property with respect to which I am making this election:
__________________ shares of _________ stock of UTi Worldwide Inc. (the “Restricted Shares”).
3.	The Restricted Shares were transferred to me on ____________ ___, 20___. This election relates to the 20___ calendar taxable year.
4.	The Restricted Shares are subject to the following restrictions:
The Restricted Shares are forfeitable until they are earned in accordance with paragraph 2 of the Restricted Shares Award Agreement (“Award”), the UTi Worldwide Inc. 2004 Non-Employee Directors Share Incentive Plan (“Plan”) or other Award provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award and the Plan.
5.	Fair market value:
The fair market value at the time of transfer (determined without regard to any restrictions other then restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $____________  per share.

Section 83(b) Election Form
UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan

6.	Amount paid for Restricted Shares:
The amount I paid for the Restricted Shares is $  ______ per share.
7.	Furnishing statement to employer:
A copy of this statement has been furnished to UTi Worldwide Inc.
8.	Award or Plan not affected:
Nothing contained herein shall be held to change any of the terms or conditions of the Award or the Plan.
Dated: _________ ___, 20___.

Taxpayer